Exhibit 99.1

RAJESH SHAH APPOINTED

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FEDERAL-MOGUL CORPORATION

SOUTHFIELD, Michigan, December 12, 2013…..Federal-Mogul Corporation (FDML: NASDAQ) today announced the appointment of Rajesh Shah as senior vice president and chief financial officer, effective immediately. He will report directly to both Rainer Jueckstock and Kevin Freeland, the co-chief executive officers of Federal-Mogul.

“Rajesh has extensive finance experience in the automotive industry and a strong track record in driving corporate performance,” said Jueckstock. “Kevin and I look forward to Rajesh’s contributions toward Federal-Mogul’s future success.”

Shah previously worked at X-Rite, an industrial technology business, where he was executive vice president and CFO. At X-Rite, Shah was responsible for all of the company’s financial functions including accounting; financial planning and analysis; tax; treasury; compliance; and investor relations. Prior to that, he held various executive-level positions in finance at several automotive companies, including Cadence Innovation, LLC; Remy International, Inc.; Collins & Aikman; UT Automotive; Varity Corporation; and Kelsey Hayes Group.

Shah, (age 62), is a chartered accountant in both India and Canada. He earned a bachelor’s degree from Bombay University, Bombay (Mumbai) India, and a master’s degree from Bowling Green University, Bowling Green, Ohio.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul’s Vehicle Component Solutions Segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel® Goetze®, Glyco®, Nural®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 44,500 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

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CONTACT:

Jim Burke (United States)

+1 (248) 354-4530

Jim.burke@federalmogul.com